Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Closes $15 million Initial Tranche of Senior Debt

Houston, Texas—August 18, 2008—BPZ Resources, Inc (AMEX:BZP) announced today the closing of the initial tranche of senior debt with the International Finance Corporation (IFC) in the amount of $15 million.  Funding is subject to satisfying certain conditions precedent but is expected within 30 days.  The second tranche of the senior debt, which is currently being negotiated with a large international bank, in the amount of $200 million is expected to close in fourth quarter 2008.  The Company will draw down on this facility only when necessary, and is for a term ending in December 2012 at a rate of LIBOR plus 2.75%, currently equivalent to 5.85% based on the current six month LIBOR rate of 3.1%.  This facility is subject to a semi-annual borrowing base determination based on the value of oil reserves.

This initial $15 million tranche will be used to continue drilling activities in northwest Peru as well as to make the initial payment to General Electric to purchase three new LM6000 turbines for the Company’s proposed gas-to-power project.  The Company expects to close the turbines procurement contract next month and aims for delivery of the turbines by fourth quarter 2009 in order to have the power plant operational in first half of 2010.

It is important to note that in addition to the $215 million senior debt previously described, the Company is also negotiating with IFC an additional facility in the amount of $120 million which will be dedicated to the gas-to-power project and is expected to close by year end 2008.  This additional facility will be structured as traditional project financing and is expected to be for a term of eight years and at a similar interest rate as the senior debt.

Manolo Zúñiga, President and Chief Executive Officer commented “This is a significant milestone for the Company as it represents the first true senior debt the Company has secured.  I am proud of the team that put this financing together in a time when financial markets are struggling.  This debt comes with excellent terms and gives BPZ the needed capital to continue appraising the assets in our acreage.  With $215 million of credit capacity in place, along with Corvina oil sales, BPZ should not have to access the capital markets to fund our upcoming capital expenditures.  Mr. Zúñiga continued “In addition, as we are able to use a portion of this credit facility to secure the turbines for our power plant, we are essentially breaking ground on our gas-to-power project.  We have sufficient gas in our Corvina field that to supply gas to the power plant for the next 10 plus years, and this closing of the senior debt will now give us the ability to move forward with monetizing that gas.  Peru’s power demand is growing year-on-year and we expect to be able to increase the size of the plant in the future.  The power plant will be located next to an existing substation, thus allowing us to connect to Peru’s national power transmission grid after the power plant is complete.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, including final documentation and execution of debt financing documents with IFC, accuracy of well test results, and reserves reports, well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.

The U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only “Proved” reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  The Company is prohibited from disclosing other categories of reserves in its SEC filings.  We use certain terms in this press release such as “Indicated” “Probable” or “Possible” oil and gas reserves, as well as similar terms such as “barrels of oil per day” and “oil sands” suggesting such reserves, which the SEC’s guidelines strictly prohibit us from including in filings with the SEC.  The reserve quantities reflected above were certified by Netherland Sewell and Associates, Inc. using the 1997 definitions and standards of the Society of Petroleum Engineers and World Petroleum Congresses which we are prohibited from disclosing in any of our SEC filings .  These definitions and standards may result in estimates of proved reserves which are materially different from those disclosed in the Company’s filings with the SEC. U.S. investors are urged to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525 Houston, Texas 77079; Telephone: (281) 556-6200.  You can also obtain these filings from the SEC by calling 1-800-SEC-0330.